All State Properties Holdings in Negotiations for OK & KS Oil & Gas Leases

April 05, 2010 10:06 AM Central Daylight Time ~

All State Properties Holdings in Negotiations for OK & KS Oil & Gas Leases

MEMPHIS, Tenn.--(BUSINESS WIRE)--AII State Properties Holdings, Inc. (OTCBB: ATPT) today announced that after an extensive search for properties that meet its criteria for future growth it is now involved in serious negotiations with certain parties to acquire several thousand acres of Oil and Gas leases and production located in the states of Oklahoma and Kansas. The Company expects to announce the first Letter of Intent providing a period for due diligence sometime later this month. Further information regarding the leases will be made available at the time of the signing of the Letter of Intent documents.

About All State Properties Holdings, Inc.

All State Properties Holdings, Inc. (OTCBB: ATPT) is a publicly traded company whose objective is to seek out and develop opportunities in the energy sector. It focuses on the acquisition, exploration, and development of crude oil and natural gas reserves in North America through asset purchases or company transactions, and on further developing those reserves to increase production. The company is based in Memphis, Tennessee.

Management believes that a balanced strategy of acquisitions coupled with increased production can rapidly grow its reserve base and increase shareholder and company value.

All State Properties Holdings believes it is well prepared to succeed in both its geographic and strategic focus areas based on the extensive oil and gas experience of its management team. This experience combined with creative abilities has resulted in a long list of active projects to pursue in achieving the company's mission. For further company information, please visit www.allstatepropertiesholdings.com.

One of our most important responsibilities is to communicate with shareholders in an open and direct manner.

Comments are based on current management expectations, and are considered "forward-looking statements, "

generally preceded by words such as ''plans,'' "expects, " "believes," "anticipates, " or "intends. " We cannot promise future returns. Our statements reflect our best judgment at the time they are issued, and we disclaim any obligation to update or alter forward-looking statements as the result of new information or future events.

All State Properties Holdings, Inc. urges investors to review the risks and uncertainties contained within its filings with the Securities and Exchange Commission.

Contacts

For All State Properties Holdings, Inc.

Trinity Media Group, Inc.

Jamey Smith, 386-259-4094 (Office)

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